EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187336) and Form S-8 (Nos. 333-107306, 333-107307, 333-123701, 333-123704, 333-150985, 333-165749, 333-176291, 333-187679, and 333-198849) of our report dated March 3, 2014 (except Note 6, as to which the date is March 3, 2016), with respect to the consolidated financial statements and schedule of BioScrip, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 3, 2016